Exhibit 10.29

CASI Pharmaceuticals, Inc.
9620 Medical Center Drive
Suite 300
Rockville, MD 20850
Office (240) 864-2600
Fax (301) 315-2437
NASDAQ: CASI

*** TRIPLE ASTERISKS DENOTE OMISSIONS

November 30, 2020

Mr. Weihao Xu

[***]

[***]

Dear Weihao,

It is our pleasure to extend to you an offer to join CASI Pharmaceuticals, Inc. (the “Company”).  The terms of your employment consist of the following:

JOB TITLE:	Chief Financial Officer

START DATE:	December 16, 2020

The term of employment will be for an initial term of one year, and will automatically renew for successive one-year terms thereafter, unless either party gives 30 days prior written notice.

DUTIES:

You will be part of our executive management team and will report to our Chief Executive Officer. You are principally responsible for the financial and risk management operations of the Company, including its subsidiaries. Duties include the development of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results. You will oversee financial operations, audit matters, and will be designated the Company’s Principal Financial Officer for certifying and for the overall purposes of the Company’s financial reports and filings with the U.S. Securities and Exchange Commission.

As a member of the executive management team, you will also play a key role in fundraising and investor relations, as well as other duties and tasks customarily associated with being a Chief Financial Officer.

BASE SALARY:	$350,000 per year

Taxes and other required withholdings will be deducted from your base salary in accordance with the Company’s policies and procedures

STOCK OPTIONS:

An award of 800,000 options covering shares of the Company, subject to the vesting schedule. The date of grant shall be your actual employment start date with the Company which is anticipated to be December 16, 2020.

(1) 160,000 will vest on the first anniversary of the date of grant (December 16, 2021);
(2) 160,000 will vest on the second anniversary of the date of grant (December 16, 2022);
(3) 240,000 will vest on the third anniversary of the date of grant (December 16, 2023); and
(4) 240,000 will vest on the fourth anniversary of the date of grant December 16, 2024);

All stock options are subject to customary rights, terms and conditions as set forth in the Company’s employee stock option plan, and standard form of employee stock option agreement.

PLACE OF WORK:

You will be based in the Company’s South San Francisco and will be required to travel to work in our Rockville, MD and Beijing China office as necessary to fulfill your duties, and as requested by our CEO or President from time to time.

BUSINESS TRAVEL:

The Company will reimburse you for reasonable business expenses paid or incurred by you in connection with your duties and responsibilities during your employment by the Company.  Business expenses do not include personal travel and normal commuting expenses.

MISCELLANEOUS:

The Company offers an array of comprehensive health and welfare benefits, including life, medical, and dental insurance plans, as well as an employee-supported 401(k) plan.  While such programs are subject to change, they are an integral part of our employment offer to you.  Specific details of these benefit plans will be provided to you prior to your eligibility and enrollment date.  Enrollment in the Company’s health plans for new hires can be made effective on the 1st of the month following your employment start date.

This offer is subject to Board and committee approval, satisfactory references and background checks, but represents our good faith commitment to you.  By agreeing to work with us, you represent that you are not subject to any applicable non-compete agreements with any current or previous employers and that would conflict with you joining our team and have provided us with copies of any such agreements. Commencement of employment would be subject to completion of necessary new-hire paperwork that is standard for our employees.  As we discussed, we anticipate your services with the Company will commence on December 16, 2020 assuming all approvals, reference and background checks are completed.

We are very pleased that you will be joining us and look forward to your contributions towards the Company’s continued success.

Best regards,

CASI PHARMACEUTICALS, INC.

/s/ Wei-Wu He

Dr. Wei-Wu He, Chairman and CEO

AGREED AND ACKNOWLEDGED:

/s/ Weihao Xu December 1, 2020

Weihao Xu